Exhibit 6.7

PROMISSORY NOTE AND SECURITY AGREEMENT

Amount of Note: Two Hundred and seventy Thousands seven hundred and eighty one dollars $270,781.00

Date of Note: November 1 , 2018

Location: 18351 Eddy St. B Northridge, California 91325

FOR VALUE RECEIVED, the undersigned, (“Maker”), promises to pay to (“Lender”),Orie Rechtman), with interest at Seven and One Half Percent (7.5%) per annum payable on the 1st day of each month commencing on November 1, 2018 and continuing for 48 months through October 31, 2022 on which date all remaining sums outstanding under this Promissory Note shall be due and payable.

Maker shall make payments in lawful money of the United States of America and in immediately available funds with monthly payments of $6,643.64.

All payments under this Promissory Note shall be made to Lender at 18351 Eddy St. B Northridge, California 91325, or at such other address as Lender shall direct Maker in writing.

This Promissory Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Lender.

This Promissory Note shall be governed by the laws of the State of California excluding its conflict of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Los Angeles County, California.

SECTION ONE. SECURITY

In order to secure payment and performance of this Promissory Note, the Maker hereby pledges, assigns and grants to the Lender a security interest in all right, title and interest of the Maker in and to the following (collectively and severally, the “Collateral”):

A.              all now existing and hereafter arising accounts, letter-of-credit rights, commercial tort claims, general intangibles (including, without limitation, software and payment intangibles), and receivables (including, without limitation, all accounts receivables) of the Maker, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all rights of the Maker now and hereafter arising in and to all agreements, guaranties, leases and other writings securing or otherwise relating to any such accounts, letter-of-credit rights, commercial tort claims, general intangibles and receivables;

B.              all documents, instruments and chattel paper (whether electronic or tangible), now owned or hereafter acquired by the Maker, including, without limitation, warehouse and other receipts, bills of sale, promissory notes, and bills of lading;

PROMISSORY NOTE AND SECURITY AGREEMENT

C.            all inventory of the Maker, now owned and hereafter acquired, wherever located, including, without limitation, all merchandise, goods and other personal property which are held for sale or lease or leased by the Maker or to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in the Maker’s business and finished goods, inventory leased to others or held for lease, all goods in which the Maker has an interest in mass or a joint or other interest or gifts of any kind (including goods in which the Maker has an interest or right as consignee), and all goods that are returned to or repossessed by the Maker, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor;

D.            all equipment of the Maker, now owned and hereafter acquired, wherever located, and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements therefore, including, without limitation, all machinery, tools, dies, blueprints, catalogues, computer hardware and software, furniture, furnishings, and fixtures;

E.             all deposit accounts, now existing and hereafter arising or established, maintained in the Maker’s name with any financial institution, and any and all funds at any time held therein and all certificates, instruments and other writings, if any from time-to-time representing, evidencing or deposited into such accounts, and all interest, dividends, cash, instruments and other property from time-to-time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

F.             all now existing and hereafter acquired cash and cash equivalents held by the Maker not otherwise included in the foregoing Collateral;

G.            all other now existing or hereafter acquired assets of the Maker not otherwise included in the foregoing Collateral;

H.            all now existing and hereafter acquired books, records, writings, data bases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Collateral; and

I.              all products and proceeds of the foregoing Collateral. For purposes of this Security Agreement, the term “proceeds” shall have the meaning provided in the California Uniform Commercial Code as in effect from time-to-time, and also includes any voluntary or involuntary disposition, and all rights to payment, including return premiums, with respect to any insurance.

PROMISSORY NOTE AND SECURITY AGREEMENT

SECTION TWO. WARRANTIES AND COMMITMENTS

Maker warrants and agrees that:

A.                Maker has, or immediately will acquire, full title to collateral, and shall at all times keep collateral free of all liens and claims whatsoever, other than the security interest under this Promissory Note and Security Agreement.

B.                Maker shall not sell, transfer, lease, or otherwise dispose of any of collateral or any interest in collateral except with the prior written consent of Lender.

C.                Maker shall at all times keep collateral in good order and repair, excepting any loss, damage, or destruction that is fully covered by proceeds of insurance or that results from ordinary use.

SECTION THREE. USE OF COLLATERAL

Until default under this Promissory Note and Security Agreement, Maker may have possession of collateral and use the same in any lawful manner not inconsistent with this Promissory Note and Security Agreement or with any policy of insurance on any of collateral.

SECTION FOUR. REIMBURSEMENT OF EXPENSES

Lender may perform any obligation of Maker under this Security Agreement that Maker fails to perform, and Lender may take any other action that Lender deems necessary for the maintenance or preservation of any of the collateral or the interest of Lender in collateral. Maker shall immediately reimburse Lender for all expenses incurred by Lender in connection with the foregoing, together with interest at the rate of Five Percent (5%) per annum from the date incurred.

SECTION FIVE. DEFAULT

The occurrence of any of the following events shall constitute a default:

A.                Nonpayment, when due, of any amount payable under this Promissory Note and Security Agreement or failure of Maker to perform any agreement contained in this Security Agreement.

B.                Any material false or misleading statement, representation, or warranty of Maker in this Security Agreement or in any other writing at any time furnished by Maker to Lender.

C.                Insolvency or inability of Maker to pay debts as they mature, the making by Maker of an assignment for the benefit of creditors, or institution of any proceeding by or against Maker alleging that Maker is insolvent or unable to pay debts as they mature.

PROMISSORY NOTE AND SECURITY AGREEMENT

D.                Entry of any judgment against Maker.

E.                 Dissolution, merger, or consolidation of Maker, or transfer of a substantial part of the property of Maker where Maker retains less than 10% of the surviving entity.

SECTION SIX. REMEDIES

On any default under this Security Agreement, all remaining installments on the Promissory Note shall, at the option of Lender, become immediately due and payable, and Lender may exercise at any time any rights and remedies available to it under California Commercial Code Sections 9101 to 9907 or other applicable law of California. Maker shall, in case of default, assemble at the expense of Maker all of collateral at a convenient place acceptable to Lender and shall pay all costs incurred by Lender in collecting note and enforcing the rights of Lender under this Security Agreement, including reasonable attorney’s fees and legal expenses and expenses of any repairs to any real or other property to which any of collateral may be affixed.

To the extent that notice of intended disposition of any of collateral is required by law, such notice, if mailed, shall be deemed reasonably and properly given if mailed at least fourteen (14) days before such disposition, postage prepaid, addressed to Maker at 18351 Eddy St. B Northridge, California 91325, or at such other address as Lender shall direct Maker in writing. Any proceeds of any disposition of any of collateral may be applied by Lender, after satisfaction of the obligation represented by this Promissory Note, to the payment of expenses in connection with collateral, including reasonable attorney’s fees and legal expenses. Any balance of such proceeds may be applied by Lender to the payment of other liabilities of Maker to Lender, and in such order of application, as Lender may from time to time elect.

SECTION SEVEN. NOTICE

Maker waives presentment, demand, notice of dishonor, protest, and all other notices whatsoever. Lender may from time to time extend or renew the Promissory Note for any period, regardless of whether for a longer period than the original period of the Promissory Note, and grant any releases, compromises, or indulgences with respect to the Promissory Note, any extension or renewal of the Promissory Note, or any security for the Promissory Note or to any party liable under the Promissory Note or this Security Agreement, all without notice to or consent of Maker and without affecting the liability of Maker under this Promissory Note and Security Agreement.

SECTION EIGHT. WAIVER

No delay by Lender in the exercise of any right or remedy under this Promissory Note and Security Agreement shall operate as a waiver of the same, and no single or partial exercise by Lender of any such right or remedy shall preclude other or further exercise of the same or the exercise of any other right or remedy.

PROMISSORY NOTE AND SECURITY AGREEMENT

SECTION NINE. CONSTRUCTION AND EFFECT

This combined Promissory Note and Security Agreement shall be construed in accordance with California Commercial Code Sections 9101 to 9907 and other applicable laws of California. Whenever possible, each provision of this Promissory Note and Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any such provision shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Promissory Note and Security Agreement.

The rights and privileges of Lender under this Promissory Note and Security Agreement shall inure to the benefit of its successors and assigns.

MAKER: Crednology Holding Corp (COHO)

By:	/s/ Oriel Rechtman

Oriel Rechtman as CEO

PROMISSORY NOTE AND SECURITY AGREEMENT